Exhibit 99.1

Press Release New York

SOTHEBY’S ANNOUNCES 2010 THIRD QUARTER AND
FIRST NINE MONTHS RESULTS

•     Third Quarter Revenues Increase 63% to $73.1 million

•     Third Quarter Net Loss Improves 67% to ($19.4) million

•     First Nine Months Net Income Increases $144.8 million to $64.7 million

•     Amedeo Modigliani’s Nu assis sur un divan (La Belle Romaine) sells for a record
$69.0 million in Sotheby’s New York Impressionist and Modern Art Evening Sale

November 4, 2010, New York -- Sotheby’s (NYSE: BID) today announced results for the third quarter and first nine months ended September 30, 2010.

For the quarter ended September 30, 2010, Sotheby’s reported revenues of $73.1 million, a $28.1 million, or 63%, increase from the prior period. This increase is partially due to the $14.1 million, or 48%, growth in auction commission revenues due to strong worldwide sales, most notably the July London Old Master Paintings sale which brought 85% higher results than the prior year. Also contributing to the rise in third quarter revenues is a $13.2 million increase in dealer revenues due to a higher level of dealer activity in the period. Partially offsetting the overall increase in auction commission revenues is a decline in auction commission margin from 22.7% to 20.2% in the third quarter which is almost entirely attributable to a change in sales mix as a greater number of high valued items were sold in the period. Over $1 million, the buyer’s premium rate decreases from 20% to 12%.

Operating loss for the third quarter of 2010 is ($29.1) million, a $9.1 million, or 24%, improvement from the prior period. This is largely due to the aforementioned growth in revenues and is partially offset by a $19.0 million, or 23%, increase in expenses in the quarter. A substantial portion of the increase ($14.0 million of the $19.0 million increase) is attributable to higher dealer cost of sales, which is offset by the increase in dealer revenues mentioned above. Total expenses, excluding dealer cost of sales, increased $5.0 million, or 6%*, from the prior period.

Net loss for the third quarter of 2010 is ($19.4) million, or ($0.29) per share, compared to ($57.8) million, or ($0.89) per share in the prior period, a 67% improvement. This is largely due to favorable differences in the effective income tax rate, which decreased our net loss by $29.8 million, as well as the aforementioned increase in revenues.

Because of the seasonal nature of the art auction market, Auction Sales in the third quarter have historically represented only approximately 7%-10% of annual Auction Sales, and the third quarter has historically been a loss period for the Company. As a result, third quarter results are typically not indicative of expected full year results. Management believes that investors should focus on results for six and twelve month periods, which better reflect the auction market business cycle.

For the nine months ended September 30, 2010, net income is $64.7 million, or $0.94 per diluted share, compared to a net loss of ($80.1) million, or ($1.23) per share, in the prior year. This improvement is primarily due to a $189.7 million, or 71%, increase in revenues, largely due to a 113% increase in net auction sales and 87% increase in auction commission revenues attributable to the strengthening of the global art market. The increase in revenues is partially offset by a higher level of accrued incentive compensation costs due to the substantial improvement in current period results, as well as an increase in direct costs of services that is consistent with the level and composition of our auction offerings during the period. Overall, expenses for the first nine months of 2010 were $337.9 million, an 8% increase from the prior period. Total expenses, excluding restructuring charges, increased 12%* in the first nine months of 2010 as compared to the prior period.

“Outstanding auctions in all geographic regions and across nearly all collecting categories have contributed to these excellent results,” said Bill Ruprecht, President and Chief Executive Officer of Sotheby’s. “A 63% increase in third quarter revenues coupled with a 67% improvement in net loss, and a $144.8 million increase in nine months net income are significant improvements by any standard and were achieved through strong revenue margins, virtually no principal risk and well-controlled expenses.

“The momentum is strong in the fourth quarter,” added Mr. Ruprecht. “Among the many successful sales we have had thus far, our Hong Kong series of sales last month was the unquestioned highlight. The series brought $396.4 million, our best total ever and was 55% above the previous record series that took place in the spring of this year. Whether in Asia, North America or Europe, there is confidence in the art market as we approach the conclusion of this remarkable year.

“Confidence was also clearly in evidence this week with our Impressionist and Modern Art sales in New York. Our sales totaled $263.7 million, up from both our May 2010 and November 2009 sales totals,” Mr. Ruprecht continued. “Bidding was fierce on most of the major lots of the sales, demonstrating tremendous strength and demand for works of great quality. Modigliani’s masterpiece, which set a new record at auction when it sold above the pre-sale estimate for $69.0 million, was Sotheby’s highest price in New York for a work in this category since May 2006.”

Fourth Quarter Sales

Sotheby’s New York Impressionist and Modern Art sales brought a strong $263.7 million (combined pre-sale estimate of $229/323 million) and 24% above last year’s total of $212.7 million. The star of the sales was certainly Amedeo Modigliani’s Nu assis sur un divan (La Belle Romaine) which sold for $69.0 million, four times the price realized when the same piece was sold at Sotheby’s in 1999 for a then record of $16.8 million. Other highlights of the sales were Claude Monet’s Le Bassin aux Nymphéas which brought $24.7 million (pre-sale estimate of $20/30 million) and Henri Matisse’s Danseuse dans le Fauteuil, Sol en Damier which sold for $20.8 million (pre-sale estimate of $12/18 million). Four works sold for more than $15 million and 42 sold for over $1 million.

Last month in Hong Kong, Sotheby’s series of sales brought $396.4 million, a record total for any auction house in Hong Kong and far exceeding the pre-sale high estimate of $297. Virtually every sales category exceeded its high estimate as well as its comparable totals achieved in the spring sales series. The week began with Sotheby’s ninth consecutive white glove wine sale – without a single unsold lot – with two single-owner sales bringing $13.7 million. Four private collections of Imperial Treasures and Important Chinese Works of Art (pre-sale estimate of $43/61 million), achieved an extraordinary $147.6 million and included the exceptional Qianlong double-gourd vase from the JT Tai Collection which sold for a record-breaking price of $32.4 million (pre-sale estimate of $4/6 million) and a massive Imperial White Jae “Xintian Zhuren” Qing dynasty seal which shattered the record for an Imperial seal at auction, selling for $15.6 million (pre-sale estimate of $3/4 million). The number of buyers from China who have purchased objects worth $500,000 or above has increased almost 400% from 2004 to 2010.

Sotheby’s London series of Contemporary and Italian Art sales, including Contemporary Arab & Iranian Art, brought $69.6 million in London, more than double last year’s total of $32.8 million and at the top end of the pre-sale high estimate. The joint two top-selling lots of the week were Lucio Fontana’s 1965 white Concetto Spaziale, Attese and his green and gold Concetto Spaziale, Attese, which brought $3.7 million each. Part One of the Jerry Hall Collection realized $3.7 million and was headlined by Lucian Freud’s Eight Months Gone, which sold for $1 million – more than double the pre-sale estimate.

London’s sales of Islamic Works of Art were extremely successful, bringing $40.3 million, a 222% improvement over last year’s total of $12.5 million and surpassing the pre-sale estimate of $25/35 million. Highlighting the sales was an exceptionally rare and important Nasrid Ear-Dagger, from 15th century Spain, which brought $5.9 million, several times the pre-sale low estimate.

Property from Chatsworth House, England’s most magnificent stately home and the home of the Duke and Duchess of Devonshire, doubled the pre-sale estimate when it was sold on site last month for $10.3 million. Fierce bidding took place over the three day sale for the over 1,400 lots on offer in the largest country house sale staged in England since 1977. Included in the sale were items from the great houses of Chatsworth, Chiswick House, Bolton Abbey, Compton Place, Devonshire House, Hardwick Hall, Holker Hall and Lismore Castle and

proceeds are earmarked for projects to improve Chatsworth and the Duke of Devonshire’s other Estates.

On October 29th, Sotheby’s Hong Kong sold over 2,000 bottles of Château Lafite dating from 1869 to 2008 which had never previously left the Château. It is virtually unprecedented for Lafite to release library vintages from their private cellar and collectors responded to this historic sale with extraordinary enthusiasm. The sale totaled $8.4 million, over three times the high estimate and was 100% sold, becoming Sotheby’s tenth consecutive 100% sold wine auction held in Hong Kong in the last 18 months. The highlight of the sale was three single bottle lots of Château Lafite – Rothschild 1869 which each sold for $232,692 (pre-sale estimate of $5,000/8,000) to set a new world record for a single bottle of wine at auction.

Upcoming Sales

Next week in New York, Sotheby’s Contemporary Art sales (combined pre-sale estimate of $194/273 million) are highlighted by a major 1955 Untitled painting by Mark Rothko which has been off the market for over forty years (pre-sale estimate of $20/30 million) and Andy Warhol’s iconic Coca-Cola [4] Large Coca-Cola, the last of four paintings of individual Coca-Cola bottles executed by Warhol in 1961 and 1962s (pre-sale estimate of $20/25 million). Other works in the sales are by Francis Bacon, Gerhard Richter, Roy Lichtenstein, and Robert Rauschenberg among others.

In Geneva on November 16th, the Magnificent Jewels sale includes one of the rarest and most beautiful gemstones ever offered at auction – a 24.78 carat Fancy Intense Pink Diamond, last seen on the market some 60 years ago (pre-sale estimate of $27/38 million). The sale also offers a rich selection of some 500 lots, including an impressive array of white diamonds and exceptional colored gemstones in addition to jewels with important provenance, period gems and creations signed by the world’s greatest jewelers. The total sale has a pre-sale estimate of $67/97 million.

Later in the month, on November 30th, twenty pieces from the legendary auction of the “Jewels of the Duchess of Windsor”, held at Sotheby’s in 1987, will be offered. Sold in London, the jewelry includes exquisite examples of the genius of Cartier in collaboration with the Windsors as well as pieces whose inscriptions tell the story of one of the greatest love stories of the 20th century (combined pre-sale estimate of $4.5/6.7 million).

Also in London, on December 7th, Sotheby’s will hold a sale of Magnificent Books, Manuscripts and Drawings from the Collection of Frederick, 2nd Lord Hesketh. The most expensive book in the world, Audubon’s Birds of America ($6/10 million) and the most important book in all of English Literature, Shakespeare’s First Folio ($1.6/2.4 million) are two highlights of the 91 lot sale (total combined pre-sale estimate of $13/16 million).

On the same day, Sotheby’s New York will hold a sale of Antiquities from the Collection of the Late Clarence Day. Clarence Day was a businessman and philanthropist known for his generosity in supporting a number of charities through the Clarence Day Foundation, which will receive the proceeds of the auction. Highlighting the sale is a Marble Portrait Bust of the Deified Antinous, Roman Imperial, Reign of Hadrian, Circa AD 130-138 ($2/3 million) who was the favorite of the Emperor. The sale has a total pre-sale estimate of $5/8 million.

A number of important works of historical significance come on the market on December 10th in New York. Among them is The Culbertson Guidon from The Battle of The Little Bighorn on June 25, 1876, also known as Custer’s Last Stand which is one of the few physical artifacts that exists of the battle. This cavalry guidon, or swallow-tail flag, has a pre-sale estimate of $2/5 million. “First draft of Basket Ball rules”, a two-page typed document comprising a set of 13 rules written by James Naismith in 1891 and which gave birth to the game of basketball is estimated to bring in excess of $2 million. Robert F. Kennedy’s Emancipation Proclamation, signed by Abraham Lincoln and hanging in Kennedy’s family home, Hickory Hill, for over four decades, is one of only nineteen copies known to survive (pre-sale estimate of $1/1.5 million).

And on December 17th, Sotheby’s final auction of the year will be the sale in New York of the celebrated collection of toy boats, soldiers, motorcycles and classic board games lovingly gathered over nearly four decades by legendary collector Malcolm Forbes and his sons. Each area of the collection is among the finest of its kind, including rare and important examples by the leading toy makers in the field – from a Märklin recreation of the Cunard Line’s

“Lusitania” ocean liner, circa 1912 to the earliest surviving handmade Monopoly game-set, circa 1933. The auction will also include 19th century and American paintings depicting the joys of childhood and, together, the collection is estimated to bring $3/5 million.

Included in our January 2011 Old Master Paintings sale in New York is a monumental work by the Renaissance painter Titian entitled A Sacra Conversazione: The Madonna and Child with Saints Luke and Catherine of Alexandria. Significant, multi-figured compositions by Titian are very rare on the market and one has not appeared at auction since 1991 when Venus and Adonis was acquired by the J. Paul Getty Museum. This rare work has not been seen in public for over thirty years and has a pre-sale estimate of $15/20 million.

Contacts:

Press Department | 212 606 7176 | Diana Phillips | Diana.Phillips@Sothebys.com
Investor Relations | 212 894 1023 | Jennifer Park | Jennifer.Park@Sothebys.com

*Non-GAAP financial measure. See Appendix B for a reconciliation of the non-GAAP financial measures in this release to the comparable GAAP amounts.
Note: Estimates do not include buyer’s premium.

About Sotheby’s
Sotheby’s is a global company that engages in art auction, private sales and art-related financing activities. The Company operates in 40 countries, with principal salesrooms located in New York, London, Hong Kong and Paris. The Company also regularly conducts auctions in six other salesrooms around the world. Sotheby’s is listed on the New York Stock Exchange under the symbol BID.

Forward-looking Statements
This release contains certain “forward-looking statements” (as such term is defined in the Securities and Exchange Act of 1934, as amended) relating to future events and the financial performance of the Company. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performances will differ materially from such predictions. Major factors, which the Company believes could cause the actual results to differ materially from the predicted results in the “forward-looking statements” include, but are not limited to, the overall strength of the international economy and financial markets, political conditions in various nations, competition with other auctioneers and art dealers, the success of our risk reduction and margin improvement efforts, the amount of quality property being consigned to art auction houses and the marketability at auction of such property. Please refer to our most recently filed Form 10-Q (and/or 10-K) for a complete list of Risk Factors.

Financial Tables Follow

All Sotheby’s Press Releases and SEC filings are available on our web site at www.sothebys.com. In addition, an outline of the conference call will be available at http://investor.shareholder.com/bid/events.cfm.

Sotheby’s earnings conference call will take place on Thursday, November 4, 2010, at 4:45 PM EDT. Domestic callers should dial: 888-371-8897 and international callers should dial: 970-315-0479. The call reservation number is 14780833.

To listen to the conference call via web cast, please go to http://investor.shareholder.com/bid/events.cfm You will need Windows Media Player or Real Player to access the call. Please download either of these programs before the call begins. The web cast will be available for replay for two weeks after the call.

APPENDIX A

SOTHEBY’S
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(Thousands of dollars, except per share data)

	Three Months Ended		Nine Months Ended

	September 30, 2010	September 30, 2009	September 30, 2010	September 30, 2009

Revenues:
Auction and related revenues	$55,104	$40,000	$420,532	$236,985
Finance revenues	1,932	2,240	6,568	6,904
Dealer revenues	14,991	1,834	25,848	19,635
License fee revenues	941	764	2,775	2,313
Other revenues	92	88	626	838

Total revenues	73,060	44,926	456,349	266,675

Expenses:
Direct costs of services	4,548	2,846	32,578	26,515
Dealer cost of sales	14,990	981	23,305	21,487
Marketing expenses	2,520	1,711	8,736	7,678
Salaries and related costs	46,722	43,137	167,661	140,453
General and administrative expenses	29,723	28,582	93,342	89,386
Depreciation and amortization expense	3,852	5,467	12,304	15,926
Restructuring charges, net	(148)	493	(50)	11,012

Total expenses	102,207	83,217	337,876	312,457

Operating (loss) income	(29,147)	(38,291)	118,473	(45,782)

Interest income	389	860	1,127	4,011
Interest expense	(11,840)	(11,601)	(35,176)	(34,186)
Extinguishment of debt	—	—	—	1,039
Write-off of credit facility amendment fees	—	(2,489)	—	(3,750)
Other income	2,116	4,423	1,244	590

(Loss) income before taxes	(38,482)	(47,098)	85,668	(78,078)
Equity in earnings of investees, net of taxes	173	113	417	204
Income tax (benefit) expense	(18,948)	10,813	21,384	2,235

Net (loss) income	$(19,361)	$(57,798)	$64,701	$(80,109)

Basic (loss) earnings per share - Sotheby’s common shareholders	$(0.29)	$(0.89)	$0.95	$(1.23)

Diluted (loss) earnings per share - Sotheby’s common shareholders	$(0.29)	$(0.89)	$0.94	$(1.23)

Weighted average basic shares outstanding	66,377	65,295	66,238	65,152
Weighted average diluted shares outstanding	66,377	65,295	67,025	65,152
Cash dividends paid per common share	$0.05	$0.05	$0.15	$0.25

APPENDIX B

SOTHEBY’S
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

GAAP refers to generally accepted accounting principles in the United States of America. In this release, financial measures are presented in accordance with GAAP and also on a non-GAAP basis. All references in this release denoted by * are to “adjusted” non-GAAP financial measures. Total Expenses Excluding Dealer Cost of Sales and Total Expenses Excluding Restructuring Charges are not GAAP financial measures and should not be considered as alternatives to Total Expenses calculated in accordance with GAAP. Management believes that the use of the non-GAAP financial measures presented in this release enables management and investors to evaluate the Company’s results from operations, and in particular, its operating expenses, in a more meaningful way. Management also utilizes the non-GAAP financial measures presented in this release in analyzing the Company’s performance. A reconciliation of the non-GAAP financial measures used in this release to the comparable GAAP amounts is included below (in thousands of dollars).

	Three Months Ended
			Favorable/(Unfavorable)
	September 30, 2010	September 30, 2009
			$ Change	% Change

Total Expenses	$102,207	$83,217	$18,990	23%
Adjustments:
Dealer cost of sales	(14,990)	(981)	(14,009)	1428%

Total Expenses Excluding Dealer Cost of Sales	$87,217	$82,236	$4,981	6%

	Nine Months Ended
			Favorable/(Unfavorable)
	September 30, 2010	September 30, 2009
			$ Change	% Change

Total Expenses	$337,876	$312,457	$25,419	8%
Adjustments:
Restructuring charges	50	(11,012)	11,062	-100%

Total Expenses Excluding Restructuring Charges	$337,926	$301,445	$36,481	12%